Albertsons Companies, Inc. Reports Third Quarter Fiscal 2024 Results

Boise, ID - January 8, 2025

Albertsons Companies, Inc. (NYSE: ACI) (the "Company") today reported results for the third quarter of fiscal 2024, which ended November 30, 2024.

Third Quarter of Fiscal 2024 Highlights

•Identical sales increased 2.0%
•Digital sales increased 23%
•Loyalty members increased 15% to 44.3 million
•Net income of $401 million, or $0.69 per share
•Adjusted net income of $420 million, or $0.71 per share
•Adjusted EBITDA of $1,065 million
•Increased quarterly common stock dividend by 25% to $0.15 per share

"We delivered solid operating and financial performance in the third quarter of fiscal 2024 in an environment where the consumer remains cautious," said Vivek Sankaran, CEO. "Investments in our Customers for Life strategy drove increased digital engagement across our platforms, evidenced by strong growth in our digital sales, pharmacy operations, and membership in our loyalty program. We want to thank our teams for their ongoing commitment to serving our customers and supporting the communities in which we operate, especially during the holiday season."

Sankaran added, "As we look ahead to the balance of fiscal 2024 and beyond, we are energized about our plans to accelerate growth through our Customers for Life strategy, leveraging investments to enhance digital engagement and omnichannel revenue growth, improve our value proposition with customers, and drive digital media growth. At the same time, we expect our robust productivity agenda to provide fuel to invest in the business. We look forward to driving growth and providing value to our customers and returns to our stockholders."

Third Quarter of Fiscal 2024 Results

Net sales and other revenue increased 1.2% to $18,774.5 million for the 12 weeks ended November 30, 2024 ("third quarter of fiscal 2024") from $18,557.3 million during the 12 weeks ended December 2, 2023 ("third quarter of fiscal 2023"). The increase was driven by our 2.0% increase in identical sales, with strong growth in pharmacy sales being the primary driver of the identical sales increase. We also continued to grow our digital sales with a 23% increase during the third quarter of fiscal 2024. The increase in Net sales and other revenue was partially offset by lower fuel sales.

Gross margin rate decreased to 27.9% during the third quarter of fiscal 2024 compared to 28.0% during the third quarter of fiscal 2023. Excluding the impact of fuel and LIFO expense, gross margin rate decreased 27 basis points compared to the third quarter of fiscal 2023. The strong growth in pharmacy sales, which carries an overall lower gross margin rate, and increases in picking and delivery costs related to the continued growth in our digital sales were the primary drivers of the decrease, partially offset by the benefits from our productivity initiatives.

Selling and administrative expenses increased to 25.1% of Net sales and other revenue during the third quarter of fiscal 2024 compared to 24.8% during the third quarter of fiscal 2023. Excluding the impact of fuel, Selling and administrative expenses as a percentage of Net sales and other revenue increased six basis points. The increase in Selling and administrative expenses as a percentage of Net sales and other revenue was primarily attributable to Merger-related costs and an increase in occupancy costs including third-party store security services, partially offset by the leveraging of employee costs and benefits from our productivity initiatives.

Net loss on property dispositions and impairment losses was $10.2 million during the third quarter of fiscal 2024 compared to net loss of $23.9 million during the third quarter of fiscal 2023.

Interest expense, net was $109.0 million during the third quarter of fiscal 2024 compared to $116.3 million during the third quarter of fiscal 2023. The decrease in interest expense, net was primarily attributable to lower average outstanding borrowings.

Other income, net was $5.6 million during the third quarter of fiscal 2024 compared to $6.7 million during the third quarter of fiscal 2023.

Income tax expense was $14.5 million, representing a 3.5% effective tax rate, during the third quarter of fiscal 2024 compared to $95.1 million, representing a 20.8% effective tax rate, during the third quarter of fiscal 2023. The decrease in the effective rate was primarily driven by the recognition of $81.0 million of discrete state income tax benefits related to the settlement of audits.

Net income was $400.6 million, or $0.69 per share, during the third quarter of fiscal 2024, compared to $361.4 million, or $0.62 per share, during the third quarter of fiscal 2023. The third quarter of fiscal 2024 included the $81.0 million or $0.14 per share benefit related to certain discrete state income tax benefits related to the settlement of audits.

Adjusted net income was $420.3 million, or $0.71 per share, during the third quarter of fiscal 2024, compared to $462.3 million, or $0.79 per share, during the third quarter of fiscal 2023.

Adjusted EBITDA was $1,065.1 million, or 5.7% of Net sales and other revenue, during the third quarter of fiscal 2024 compared to $1,106.5 million, or 6.0% of Net sales and other revenue, during the third quarter of fiscal 2023.

Capital Allocation and Common Stock Repurchase Program

During the first 40 weeks of fiscal 2024, capital expenditures were $1,446.7 million, which primarily included the completion of 84 remodels, the opening of nine new stores and continued investment in our digital and technology platforms. During the third quarter of fiscal 2024, the Company also paid its quarterly dividend of $0.12 per share on November 8, 2024 to stockholders of record as of October 28, 2024.

On December 11, 2024, subsequent to the end of the third quarter of fiscal 2024, the Company announced that the Board of Directors (the "Board") increased the quarterly cash dividend 25% from $0.12 per common share to $0.15 per common share. On January 8, 2025, the Company announced the next quarterly dividend payment of $0.15 per share of Class A common stock to be paid on February 7, 2025 to stockholders of record as of the close of business on January 24, 2025.

On December 11, 2024, subsequent to the end of the third quarter of fiscal 2024, the Company announced that the Board has authorized a share repurchase program of up to $2.0 billion of our common stock, inclusive of the existing authorization. The share repurchase program could include open market repurchases, accelerated share repurchase programs, tender offers, block trades, potential privately negotiated transactions, or trading plans in compliance with the federal securities laws.

Termination of the Merger Agreement

As previously disclosed, on October 13, 2022, the Company, The Kroger Co. ("Kroger") and Kettle Merger Sub, Inc., a wholly owned subsidiary of Kroger ("Merger Sub"), entered into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which Merger Sub would have been merged with and into the Company (the "Merger"), with the Company surviving the Merger as the surviving corporation and a direct, wholly owned subsidiary of Kroger. On December 10, 2024, subsequent to the end of the third quarter of fiscal 2024, the United States District Court for the District of Oregon issued a preliminary injunction in the case Federal Trade Commission et al. v. The Kroger Company and Albertsons Companies, Inc. (Case No.: 3:24-cv-00347-AN), whereby the court enjoined the consummation of the Merger. In light of the preliminary injunction, and in accordance with Section 8.1(e) of the Merger Agreement, the Company exercised its right to terminate the Merger Agreement and sent a notice to Kroger on December 10, 2024 terminating the Merger Agreement. Also on December 10, 2024, the King County Superior Court for the State of Washington issued a permanent injunction in the case State of Washington v. Kroger Co. et al (Case No.: 24-2-00977-9 SEA) whereby it enjoined the consummation of the Merger.

Following the Company's termination of the Merger Agreement, on December 10, 2024, the Company filed a lawsuit against Kroger in the Court of Chancery in the State of Delaware seeking damages in an amount to be determined at trial, in addition to the $600 million termination fee which Kroger is already obligated to pay the Company under the Merger Agreement. On December 11, 2024, Kroger delivered a termination notice to the Company, alleging that the Company's December 10, 2024 termination notice was not effective and that Kroger had no obligation to pay the $600 million termination fee. Details regarding the termination of the Merger Agreement and ensuing litigation are available in our Quarterly Report on Form 10-Q for the third quarter of fiscal 2024 filed with the Securities and Exchange Commission ("SEC") on January 8, 2025.

Fiscal 2024 Outlook

The Company is providing an updated fiscal 2024 outlook and expects its financial results to be as follows:

•Identical sales growth in the range of 1.8% to 2.0% (previously 1.8% to 2.2%)
•Adjusted EBITDA in the range of $3.95 billion to $3.99 billion (previously $3.90 billion to $3.98 billion)
•Adjusted net income per Class A common share in the range of $2.25 to $2.31 per share (previously $2.20 to $2.30 per share)
•Effective income tax rate in the range of 15% to 16% (previously 23%) (1)
•Capital expenditures in the range of $1.8 billion to $1.9 billion (unchanged)

The Company is unable to provide a full reconciliation of the GAAP and Non-GAAP Measures (as defined below) used in the updated fiscal 2024 outlook without unreasonable effort because it is not possible to predict certain of the adjustment items with a reasonable degree of certainty. This information is dependent upon future events and may be outside of the Company's control and could have a significant impact on its GAAP financial results for fiscal 2024. The expected effective tax rate does not reflect potential future rate adjustments for the resolution of tax audits or potential changes in tax laws, which cannot be predicted with reasonable certainty.
(1) Expected effective tax rate of 15% to 16% reflects the $81.0 million of discrete state income tax benefits recognized in the third quarter of fiscal 2024.

Conference Call

The Company will hold a conference call today at 8:30 a.m. Eastern Time, which will be hosted by Vivek Sankaran, CEO, and Sharon McCollam, President & CFO. The call will be webcast and can be accessed at https://albertsonscompanies.com/investors/events-and-presentations. A replay of the webcast will be available for at least two weeks following the completion of the call.

About Albertsons Companies

Albertsons Companies is a leading food and drug retailer in the United States. As of November 30, 2024, the Company operated 2,273 retail food and drug stores with 1,732 pharmacies, 405 associated fuel centers, 22 dedicated distribution centers and 19 manufacturing facilities. The Company operates stores across 34 states and the District of Columbia under more than 20 well known banners including Albertsons, Safeway, Vons, Jewel-Osco, Shaw's, Acme, Tom Thumb, Randalls, United Supermarkets, Pavilions, Star Market, Haggen, Carrs, Kings Food Markets and Balducci's Food Lovers Market. The Company is committed to helping people across the country live better lives by making a meaningful difference, neighborhood by neighborhood. In 2023, along with the Albertsons Companies Foundation, the Company contributed more than $350 million in food and financial support, including more than $35 million through our Nourishing Neighbors Program to ensure those living in our communities and those impacted by disasters have enough to eat.

Forward-Looking Statements and Factors That Impact Our Operating Results and Trends

This press release includes "forward-looking statements" within the meaning of the federal securities laws. The "forward-looking statements" include our current expectations, assumptions, estimates and projections about our business and our industry. They include statements relating to our future operating or financial performance which the Company believes to be reasonable at this time. You can identify forward-looking statements by the use of words such as "outlook," "may," "should," "could," "estimates," "predicts," "potential," "continue," "anticipates," "believes," "plans," "expects," "future" and "intends" and similar expressions which are intended to identify forward-looking statements.

These statements are not guarantees of future performance and are subject to numerous risks and uncertainties which are beyond our control and difficult to predict and could cause actual results to differ materially from the results expressed or implied by the statements. Risks and uncertainties that could cause actual results to differ materially from such statements and may adversely impact our financial condition and results of operations include:
•the termination of the Merger Agreement and our inability to successfully optimize our value-creating initiatives following the termination of the Merger Agreement;
•litigation in connection with the previously pending Merger and the termination of the Merger Agreement, resulting in:
◦ongoing costs, including damages that we may be required to pay in connection with the lawsuit against Kroger or our inability to collect the $600 million termination fee from Kroger, all of which could be substantial; and
◦negative reactions from the financial markets and our suppliers, customers, and associates;
•significant transaction costs related to the previously pending Merger;
•our inability to execute on our standalone business strategies following the termination of the Merger Agreement due to prolonged uncertainties and restrictions on our business during the pendency of the Merger;
•our ability to recruit and retain qualified associates who are critical to the success of our Customers for Life strategy;
•changes in macroeconomic conditions such as rates of food price inflation or deflation, fuel and commodity prices and expiration of student loan payment deferments;
•changes in price of goods sold in our stores and cost of goods used in our food products due to change in government regulations such as tariffs;
•changes in consumer behavior and spending due to the impact of macroeconomic factors;
•failure to achieve productivity initiatives, unexpected changes in our objectives and plans, inability to implement our strategies, plans, programs and initiatives, or enter into strategic transactions, investments or partnerships in the future on terms acceptable to us, or at all;
•changes in wage rates and ability to negotiate acceptable contracts with labor unions;

•challenges with our supply chain;
•operational and financial effects resulting from cyber incidents at the Company or at a third party, including outages in the cloud environment and the effectiveness of business continuity plans during a ransomware or other cyber incident; and
•changes in tax rates, tax laws, and regulations that directly impact our business or our customers.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements and risk factors. Forward-looking statements contained in this press release reflect our view only as of the date of this press release. We undertake no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

In evaluating our financial results and forward-looking statements, you should carefully consider the risks and uncertainties more fully described in the "Risk Factors" section or other sections in our reports filed with the SEC including the most recent annual report on Form 10-K and any subsequent periodic reports on Form 10-Q and current reports on Form 8-K.

Non-GAAP Measures and Identical Sales

Non-GAAP Measures. EBITDA, Adjusted EBITDA, Adjusted net income, Adjusted net income per Class A common share and Net debt ratio (collectively, the "Non-GAAP Measures") are performance measures that provide supplemental information the Company believes is useful to analysts and investors to evaluate its ongoing results of operations, when considered alongside other GAAP measures such as net income, operating income, gross margin, and net income per Class A common share. These Non-GAAP Measures exclude the financial impact of items management does not consider in assessing the Company's ongoing core operating performance, and thereby provide useful measures to analysts and investors of its operating performance on a period-to-period basis. Other companies may have different definitions of Non-GAAP Measures and provide for different adjustments, and comparability to the Company's results of operations may be impacted by such differences. The Company also uses Adjusted EBITDA and Net debt ratio for board of director and bank compliance reporting. The Company's presentation of Non-GAAP Measures should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items.

Identical Sales. As used in this earnings release, the term "identical sales" includes stores operating during the same period in both the current fiscal year and the prior fiscal year, comparing sales on a daily basis. Direct to consumer digital sales are included in identical sales, and fuel sales are excluded from identical sales.

Albertsons Companies, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(dollars in millions, except per share data)
(unaudited)

	12 weeks ended		40 weeks ended
	November 30, 2024	December 2, 2023	November 30, 2024	December 2, 2023
Net sales and other revenue	$18,774.5	$18,557.3	$61,591.4	$60,898.2
Cost of sales	13,528.1	13,360.0	44,484.8	43,996.7
Gross margin	5,246.4	5,197.3	17,106.6	16,901.5

Selling and administrative expenses	4,717.7	4,607.3	15,777.1	15,215.7
Loss on property dispositions and impairment losses, net	10.2	23.9	59.4	43.1
Operating income	518.5	566.1	1,270.1	1,642.7

Interest expense, net	109.0	116.3	358.3	383.1
Other (income) expense, net	(5.6)	(6.7)	0.3	(14.6)
Income before income taxes	415.1	456.5	911.5	1,274.2

Income tax expense	14.5	95.1	124.7	228.7
Net income	$400.6	$361.4	$786.8	$1,045.5

Net income per Class A common share
Basic net income per Class A common share	$0.69	$0.63	$1.36	$1.82
Diluted net income per Class A common share	0.69	0.62	1.35	1.80

Weighted average Class A common shares outstanding (in millions)
Basic	580.2	576.2	579.7	575.2
Diluted	584.1	581.1	582.9	580.5

% of net sales and other revenue
Gross margin	27.9%	28.0%	27.8%	27.8%
Selling and administrative expenses	25.1%	24.8%	25.6%	25.0%

Store data
Number of stores at end of quarter	2,273	2,271

Albertsons Companies, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	November 30, 2024	February 24, 2024
ASSETS
Current assets
Cash and cash equivalents	$202.3	$188.7
Receivables, net	929.0	724.4
Inventories, net	5,137.2	4,945.2
Other current assets	397.0	429.2
Total current assets	6,665.5	6,287.5

Property and equipment, net	9,632.9	9,570.3
Operating lease right-of-use assets	6,094.9	5,981.6
Intangible assets, net	2,349.3	2,434.5
Goodwill	1,201.0	1,201.0
Other assets	721.7	746.2
TOTAL ASSETS	$26,665.3	$26,221.1

LIABILITIES
Current liabilities
Accounts payable	$4,026.1	$4,218.2
Accrued salaries and wages	1,352.0	1,302.6
Current maturities of long-term debt and finance lease obligations	61.3	285.2
Current maturities of operating lease obligations	686.3	677.6
Other current liabilities	1,029.4	974.1
Total current liabilities	7,155.1	7,457.7

Long-term debt and finance lease obligations	7,777.1	7,783.4
Long-term operating lease obligations	5,685.5	5,493.2
Deferred income taxes	729.3	807.6
Other long-term liabilities	1,952.6	1,931.7

Commitments and contingencies

STOCKHOLDERS' EQUITY
Class A common stock	6.0	5.9
Additional paid-in capital	2,169.2	2,129.6
Treasury stock, at cost	(304.2)	(304.2)
Accumulated other comprehensive income	90.9	88.0
Retained earnings	1,403.8	828.2
Total stockholders' equity	3,365.7	2,747.5
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$26,665.3	$26,221.1

Albertsons Companies, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	40 weeks ended
	November 30, 2024	December 2, 2023
Cash flows from operating activities:
Net income	$786.8	$1,045.5
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on property dispositions and impairment losses, net	59.4	43.1
Depreciation and amortization	1,396.9	1,359.9
Operating lease right-of-use assets amortization	522.0	510.7
LIFO expense	22.9	87.8
Deferred income tax	(182.9)	(116.5)
Contributions to pension and post-retirement benefit plans, net of expense (income)	(70.7)	(17.0)
Deferred financing costs	12.4	12.0
Equity-based compensation expense	87.9	80.5
Other operating activities	12.8	(14.7)
Changes in operating assets and liabilities:
Receivables, net	(205.1)	(139.4)
Inventories, net	(214.9)	(481.6)
Accounts payable, accrued salaries and wages and other accrued liabilities	(77.6)	54.1
Operating lease liabilities	(435.1)	(424.3)
Self-insurance assets and liabilities	35.4	31.3
Other operating assets and liabilities	171.9	(300.6)
Net cash provided by operating activities	1,922.1	1,730.8

Cash flows from investing activities:
Payments for property, equipment and intangibles, including lease buyouts	(1,446.7)	(1,535.0)
Proceeds from sale of assets	24.1	201.3
Other investing activities	6.1	4.9
Net cash used in investing activities	(1,416.5)	(1,328.8)

Cash flows from financing activities:
Proceeds from issuance of long-term debt, including ABL facility	50.0	150.0
Payments on long-term borrowings, including ABL facility	(250.7)	(500.7)
Payments of obligations under finance leases	(41.1)	(45.4)
Dividends paid on common stock	(208.5)	(207.1)
Dividends paid on convertible preferred stock	—	(0.8)
Employee tax withholding on vesting of restricted stock units	(42.0)	(37.1)
Other financing activities	—	2.5
Net cash used in financing activities	(492.3)	(638.6)

Net increase (decrease) in cash and cash equivalents and restricted cash	13.3	(236.6)
Cash and cash equivalents and restricted cash at beginning of period	193.2	463.8
Cash and cash equivalents and restricted cash at end of period	$206.5	$227.2

Albertsons Companies, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(in millions, except per share data)

The following table reconciles Net income to Adjusted net income and Adjusted EBITDA (in millions):

	12 weeks ended		40 weeks ended
	November 30, 2024	December 2, 2023	November 30, 2024	December 2, 2023
Net income	$400.6	$361.4	$786.8	$1,045.5
Adjustments:
(Gain) loss on energy hedges, net (d)	(0.5)	(0.7)	1.1	(6.1)
Business transformation (1)(b)	15.0	12.3	52.8	37.9
Equity-based compensation expense (b)	21.7	23.3	87.9	80.5
Loss on property dispositions and impairment losses, net	10.2	23.9	59.4	43.1
LIFO expense (a)	3.5	27.6	22.9	87.8
Merger-related costs (2)(b)	61.1	35.9	220.8	124.2
Certain legal and regulatory accruals and settlements, net (b)	2.2	(6.7)	2.0	(6.7)
Amortization of debt discount and deferred financing costs (c)	3.8	3.6	12.3	11.9
Amortization of intangible assets resulting from acquisitions (b)	11.1	11.0	36.9	37.5
Miscellaneous adjustments (3)(f)	4.8	3.4	36.0	24.0
State income tax benefits related to the settlement of audits	(81.0)	—	(81.0)	—
Tax impact of adjustments to Adjusted net income	(32.2)	(32.7)	(125.0)	(103.9)
Adjusted net income	$420.3	$462.3	$1,112.9	$1,375.7
Tax impact of adjustments to Adjusted net income	32.2	32.7	125.0	103.9
State income tax benefits related to the settlement of audits	81.0	—	81.0	—
Income tax expense	14.5	95.1	124.7	228.7
Amortization of debt discount and deferred financing costs (c)	(3.8)	(3.6)	(12.3)	(11.9)
Interest expense, net	109.0	116.3	358.3	383.1
Amortization of intangible assets resulting from acquisitions (b)	(11.1)	(11.0)	(36.9)	(37.5)
Depreciation and amortization (e)	423.0	414.7	1,396.9	1,359.9
Adjusted EBITDA	$1,065.1	$1,106.5	$3,149.6	$3,401.9

Albertsons Companies, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(in millions, except per share data)

The following tables reconcile diluted net income per Class A common share to Adjusted net income per Class A common share (in millions, except per share data):

	12 weeks ended		40 weeks ended
	November 30, 2024	December 2, 2023	November 30, 2024	December 2, 2023
Numerator:

Adjusted net income (4)	$420.3	$462.3	$1,112.9	$1,375.7

Denominator:

Weighted average Class A common shares outstanding - diluted	584.1	581.1	582.9	580.5
Adjustments:
Convertible Preferred Stock (5)	—	—	—	0.4
Restricted stock units and awards (6)	7.4	6.9	8.0	6.4
Adjusted weighted average Class A common shares outstanding - diluted	591.5	588.0	590.9	587.3

Adjusted net income per Class A common share - diluted	$0.71	$0.79	$1.88	$2.34

	12 weeks ended		40 weeks ended
	November 30, 2024	December 2, 2023	November 30, 2024	December 2, 2023
Net income per Class A common share - diluted	$0.69	$0.62	$1.35	$1.80
Non-GAAP adjustments (7)	0.03	0.18	0.56	0.57
Restricted stock units and awards (6)	(0.01)	(0.01)	(0.03)	(0.03)
Adjusted net income per Class A common share - diluted	$0.71	$0.79	$1.88	$2.34
(1) Includes costs associated with third-party consulting fees related to our Customers for Life strategy and associated business transformation initiatives.
(2) Primarily relates to third-party legal and advisor fees and retention program expense related to the Merger.
(3) Primarily includes net realized and unrealized gains and losses related to non-operating investments, lease adjustments related to non-cash rent expense and costs incurred on leased surplus properties, pension settlement loss, adjustments for unconsolidated equity investments and other costs not considered in our core performance.
(4) See the reconciliation of Net income to Adjusted net income above for further details.
(5) Represents the conversion of convertible preferred stock to the fully outstanding as-converted Class A common shares as of the end of each respective period, for periods in which the convertible preferred stock is antidilutive under GAAP.
(6) Represents incremental unvested restricted stock units ("RSUs") and unvested restricted stock awards ("RSAs") to adjust the diluted weighted average Class A common shares outstanding during each respective period to the fully outstanding RSUs and RSAs as of the end of each respective period.
(7) Reflects the per share impact of Non-GAAP adjustments for each period. See the reconciliation of Net income to Adjusted net income above for further details.
Non-GAAP adjustment classifications within the Condensed Consolidated Statements of Operations:
(a) Cost of sales
(b) Selling and administrative expenses
(c) Interest expense, net

Albertsons Companies, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(in millions, except per share data)

(d) (Gain) loss on energy hedges, net:

	12 weeks ended		40 weeks ended
	November 30, 2024	December 2, 2023	November 30, 2024	December 2, 2023
Cost of sales	$(0.4)	$(0.5)	$2.0	$(4.3)
Selling and administrative expenses	(0.1)	(0.2)	(0.9)	(1.8)
Total (Gain) loss on energy hedges, net	$(0.5)	$(0.7)	$1.1	$(6.1)

(e) Depreciation and amortization:

	12 weeks ended		40 weeks ended
	November 30, 2024	December 2, 2023	November 30, 2024	December 2, 2023
Cost of sales	$41.3	$40.9	$136.7	$125.9
Selling and administrative expenses	381.7	373.8	1,260.2	1,234.0
Total Depreciation and amortization	$423.0	$414.7	$1,396.9	$1,359.9

(f) Miscellaneous adjustments:

	12 weeks ended		40 weeks ended
	November 30, 2024	December 2, 2023	November 30, 2024	December 2, 2023
Selling and administrative expenses	$8.2	$7.3	$32.6	$29.2
Other (income) expense, net	(3.4)	(3.9)	3.4	(5.2)
Total Miscellaneous adjustments	$4.8	$3.4	$36.0	$24.0

Albertsons Companies, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(in millions)

The following table is a reconciliation of Net Debt Ratio on a rolling four quarter basis:

	November 30, 2024	December 2, 2023
Total debt (including finance leases)	$7,838.4	$8,534.8
Cash and cash equivalents	202.3	222.7
Total debt net of cash and cash equivalents	7,636.1	8,312.1

Rolling four quarters Adjusted EBITDA	$4,065.4	$4,452.1

Total Net Debt Ratio	1.88	1.87

The following table is a reconciliation of Net income to Adjusted EBITDA on a rolling four quarter basis:

	Rolling four quarters ended
	November 30, 2024	December 2, 2023
Net income	$1,037.3	$1,356.6
Depreciation and amortization	1,816.0	1,786.1
Interest expense, net	467.3	474.7
Income tax expense	189.0	269.1
EBITDA	3,509.6	3,886.5

Loss (gain) on interest rate swaps and energy hedges, net	4.0	(1.6)
Business transformation (1)	60.0	51.7
Equity-based compensation expense	111.9	122.2
Loss (gain) on property dispositions and impairment losses, net	60.2	(18.3)
LIFO (benefit) expense	(12.9)	174.4
Merger-related costs (2)	277.2	156.9
Certain legal and regulatory accruals and settlements, net	2.0	50.3
Miscellaneous adjustments (3)	53.4	30.0
Adjusted EBITDA	$4,065.4	$4,452.1
(1) Includes costs associated with third-party consulting fees related to our Customers for Life strategy and associated business transformation initiatives.
(2) Primarily relates to third-party legal and advisor fees and retention program expense related to the Merger and costs in connection with our previously-announced Board-led review of potential strategic alternatives.
(3) Primarily includes net realized and unrealized gains and losses related to non-operating investments, lease adjustments related to non-cash rent expense and costs incurred on leased surplus properties, pension settlement loss, adjustments for unconsolidated equity investments and other costs not considered in our core performance.